A Special Meeting of the Shareholders of the Funds was held on November 28, 2012. At the meeting, the following matter was submitted to shareholder vote: the approval of a new Investment Advisory and Management Agreement (the “Agreement”) between the Funds and TCW Investment Management Company.

At the meeting, the Secretary reported that proxies representing greater than one third of the common stock of each Fund cited below had been received, and that shareholders of each Fund had voted to approve the Agreement:

Special Meeting Held November 28, 2012
Fund	Shares entitled to vote	Shares voted	Percent Voted (%)	Shares Voted For	Shares Voted Against	Shares Abstaining	Broker Non-Votes
Equities
TCW Concentrated Value Fund	679,257	490,109	72.15	481,909	1,038	7,162	N/A
TCW Conservative Allocation Fund	1,315,913	1,248,543	94.88	1,242,186	2,333	4,024	N/A
TCW Global Flexible Allocation Fund	194,326	194,325	100	194,325	0	0	N/A
TCW Global Moderate Allocation Fund	1,213,167	892,340	73.55	890,990	0	1,350	N/A
TCW Growth Equities Fund	6,302,244	4,101,932	65.09	4,090,885	5,872	5,175	N/A
TCW Growth Fund	119,301	110,957	93.01	110,957	0	0	N/A
TCW Relative Value Large Cap Fund	52,267,659	27,560,574	52.73	26,524,271	152,612	883,690	N/A
TCW SMID Cap Growth Fund	3,817,137	2,319,904	60.78	2,308,062	1,272	10,570	N/A

Fixed Income
TCW Enhanced Commodity Strategy Fund	465,255	465,255	100	465,255	0	0	N/A
TCW Emerging Markets Income Fund	531,257,439	270,430,376	50.90	266,369,310	851,092	3,209,974	N/A
TCW Global Bond Fund	2,080,937	2,069,905	99.47	2,069,905	0	0	N/A
TCW High Yield Bond Fund	10,355,305	6,218,489	60.05	6,112,351	5,939	100,199	N/A

At the meeting, the Secretary reported that proxies representing greater than one third of the common stock of each Fund cited below were not received. Therefore, a quorum was not present for each Fund cited below, and the meeting was adjourned until December 20, 2012.

At the meeting reconvened on December 20, 2012, the Secretary reported that proxies representing greater than one third of the common stock of each Fund cited below had been received, and that shareholders of each Fund had voted to approve the Agreement:

Special Meeting Held December 20, 2012
Fund	Shares entitled to vote	Shares voted	Percent Voted (%)	Shares Voted For	Shares Voted Against	Shares Abstaining	Broker Non-Votes
Equities
TCW Dividend Focused Fund	59,021,562	31,588,162	53.52	26,882,603	260,919	4,444,639	N/A
TCW International Small Cap Fund	3,769,964	2,230,896	59.18	2,081,426	3,284	146,186	N/A
TCW Select Equities Fund	55,289,035	27,966,376	50.58	24,942,000	254,670	2,769,705	N/A
TCW Small Cap Growth Fund	38,527,641	19,406,522	50.37	18,240,694	36,757	1,129,071	N/A
TCW Value Opportunities Fund	6,483,141	3,404,121	52.51	3,061,772	75,479	266,870	N/A

Fixed Income
TCW Core Fixed Income Fund	88,962,172	45,520,117	51.17	34,652,683	487,962	10,379,472	N/A
TCW Emerging Markets Local Currency Income Fund	19,154,008	9,775,715	51.04	9,563,504	42,252	169,959	N/A
TCW Short Term Bond Fund	1,588,503	871,995	54.89	772,168	8,844	90,983	N/A
TCW Total Return Bond Fund	750,003,428	377,187,294	50.29	306,943,522	4,045,545	66,198,227	N/A